Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the IHS Markit Ltd. Amended and Restated 2014 Equity Incentive Award Plan of our reports dated January 22, 2021, with respect to the consolidated financial statements of IHS Markit Ltd. and the effectiveness of internal control over financial reporting of IHS Markit Ltd. included in its Annual Report (Form 10-K) for the year ended November 30, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado
January 22, 2021